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                                                                    EXHIBIT 4.31

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SBIC License No. 01/01-0300                                 Loan No. 04624900-01


                                   DEBENTURE
                              *******************



$1,030,000                    Date of Issuance: June 27, 1990



ESLO Capital Corporation (the "Company"), Licensee
212 Wright Street
Newark, New Jersey 07114



For value received, the Company hereby promises to pay to the order of Chemical Bank, as Trustee (the "Trustee") under that certain Amended and Restated Trust Agreement dated as of March 1, 1990, as same may be amended from time to time, by and among the Trustee, the U.S. Small Business Administration ("SBA") and SBIC Funding Corporation, and as the Holder hereof the principal sum of one million thirty thousand dollars ($1,030,000.00) (the "Original Principal Amount") on June 1, 2000 at such location as SBA, as guarantor of this debenture, may direct and to pay interest semiannually on June 1st and December 1st (the "Payment Dates") of each year, as herein provided, at the rate of 9.30% per annum on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) elapsed (the "Stated Interest Rate"), on said principal sum from the date of the issuance hereof until payment of such principal sum has been made or duly provided for. The Company shall deposit all payments with respect to this debenture not later than 12:00 noon (Washington, D.C. time) on the applicable Payment Date or the next business day if the Payment Date is not a business day, all as directed by SBA.

This debenture is issued by the Company and guaranteed by SBA, pursuant and subject to Section 303 of the Small Business Investment Act of 1958, as amended (the "Act") (15 U.S.C. Section 683). This debenture is subject to the regulations under the Act, as amended from time to time (the "Regulations"), provided, however, that Regulation 13 C.F.R. Section 107.203 is incorporated herein as if fully set forth.
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The Company may elect to prepay this debenture, as a whole and not in part, on any Payment Date after the ninth consecutive Payment Date in the manner and at the price as next described. The prepayment price shall be an amount equal to the outstanding principal balance of this debenture, plus interest accrued and unpaid thereon to the Payment Date selected for prepayment, plus a prepayment premium (the "Prepayment Premium") calculated as a declining percentage (the "Applicable Percentage") of the dollar amount of the Stated Interest Rate times the Original Principal Amount in accordance with the following table (the "Prepayment Price"):

Consecutive Payment Dates                      Applicable Percentage
10th     or      11th                                  100 %
12th     or      13th                                   80 %
14th     or      15th                                   60 %
16th     or      17th                                   40 %
18th     or      19th                                   20 %

The amount of the Prepayment Price shall be sent to SBA or such agent as SBA shall direct, by wire payment in immediately available funds, not less than three business days prior to the regular payment date. Until the Company is notified otherwise in writing by SBA, any Prepayment Price shall be paid to the account maintained by the Trustee, entitled the SBA Prepayment Subaccount, and shall include an identification of the Company by name and SBA-assigned license number, the loan number appearing on the face hereof, and such other information as SBA or its agent may specify.

This debenture shall be deemed issued in the District of Columbia as of the day, month, and year first stated above. The terms and conditions of this debenture shall be construed in accordance with, and its validity and enforcement governed by, the laws of the District of Columbia.

The warranties, representations, or certifications made to SBA on SBA Form 1022 related to this debenture are incorporated herein as if fully set forth.
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Should any provision of this debenture or any of the documents incorporated by reference herein be declared illegal or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and this debenture shall be construed as if said provisions were not contained herein.

All notices to Company which are required or may be given under this debenture shall be sufficient in all respects if sent to the above-noted address of the
Company.   For the purposes of this debenture, the Company may change this address only upon written approval of SBA.

COMPANY ORGANIZED AS CORPORATION

IN WITNESS WHEREOF, the Company has caused this debenture to be signed by its duly authorized officer and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary as of the date of issuance stated above.

CORPORATE SEAL




                                        ESLO CAPITAL CORPORATION
                                        Licensee

                                          \s\
                                        -----------------------------------
                                        By: Leo Katz, President


ATTEST:

   \s\
-----------------------
Estelle Katz, Secretary